U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

CB Capital Investors, LLC
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
c/o Chase Capital Partners
1221 Avenue of the Americas-40th Floor
--------------------------------------------------------------------------------
                                    (Street)

New York                        New York                 10020
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Telecorp PCS, Inc.  ("TLCP")(FN 1)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

November 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Class A Voting Common Stock           11/13/00       J (FN 1)         15,265,692 D      N/A       0             D
------------------------------------------------------------------------------------------------------------------------------------
Class A Voting Common Stock           11/13/00       J (FN 1)          282,364   D      N/A       0             I        By Telecorp
                                                                                                                         Investment
                                                                                                                         Corp., LLC
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)



FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                       9.       Owner-
                                                                                                       Number   ship
                                                                                                       of       Form
               2.                                                                                      Deriv-   of
               Conver-                    5.                              7.                           ative    Deriv-  11.
               sion                       Number of                       Title and Amount             Secur-   ative   Nature
               or                         Derivative    6.                of Underlying       8.       ities    Secur-  of
               Exer-             4.       Securities    Date              Securities          Price    Bene-    ity:    In-
               cise     3.      Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)     of       ficially Direct  direct
               Price    Trans-  action   or Disposed   Expiration Date   ----------------     Deriv-   Owned    (D) or  Bene-
1.             of       action  Code     of (D)        (Month/Day/Year)             Amount    ative    at End   In-     ficial
Title of       Deriv-   Date    (Instr.  (Instr. 3,    ----------------             or        Secur-   of       direct  Owner-
Derivative     ative    (Month/ 8)       4 and 5)      Date     Expira-             Number    ity      Month    (I)     ship
Security       Secur-   Day/    ------   ------------  Exer-    tion                of        (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)     ity      Year)   Code V   (A)   (D)     cisable  Date     Title      Shares       5)      4)        4)    4)
------------------------------------------------------------------------------------------------------------------------------
                                                                         Class A
Class C                                                                  Voting
Common Stock   (2)       11/13/00 J            27,489    (3)             Common Stock  27,489     N/A      0        D
                                  (FN 1)
-----------------------------------------------------------------------------------------------------------------------------------

Class C                                                                  Class A                                         By Telecorp
Common Stock   (2)       11/13/00 J            460       (3)             Voting         460      N/A       0        I    Investment
                                  (FN 1)                                 Common Stock                                    Corp., LLC
------------------------------------------------------------------------------------------------------------------------------------
Class D                                                                  Class A
Common Stock   (2)       11/13/00 J           199,522    (3)             Voting        199,522   N/A       0        D
                                  (FN 1)                                 Common Stock
------------------------------------------------------------------------------------------------------------------------------------
Class D                                                                  Class A                                         By Telecorp
Common Stock   (2)       11/13/00 J             3,024    (3)             Voting         3,024   N/A        0        I    Investment
                                  (FN 1)                                 Common Stock                                    Corp., LLC
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(1) As a result of the formation of a new holding company and the merger of Telecorp PCS, Inc. and Tritel Inc. into subsidiaries of the new holding company, the Reporting Person's shares in Telecorp PCS, Inc. were exchanged for shares of the new holding company on a one for one basis; the shares of the holding company (since renamed Telecorp PCS, Inc.) acquired upon such exchange represent less than 10% of the holding company's voting securities.

(2) Shares convert on a one-for-one basis; no conversion price is required to convert shares.

(3) These shares are convertible at the option of the holder after receipt by the issuer of an opinion of regulatory counsel that Class A Voting Common Stock and the Voting Preference Stock can vote and be treated as a single class of stock with one vote per share and the affirmative vote of the holders of 66 2/3% or more of the Class A Common Stock.



CB Capital Investors, LLC

By:  Chase Capital Partners, as Investment Manager

/s/  Jeffrey C. Walker                                         12/8/00
---------------------------------------------            -----------------------
     Jeffrey C. Walker                                          Date


----------------------------------------------------------------------------------------------------------------------------------
NAME AND ADDRESS OF                DESIGNATED                            STATEMENT FOR        ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER (Note 1)                     MONTH/YEAR           OR TRADING SYMBOL

----------------------------------------------------------------------------------------------------------------------------------
John R. Baron                      CB Capital Investors, LLC             November 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher C. Behrens             CB Capital Investors, LLC             November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt                  CB Capital Investors, LLC             November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts                    CB Capital Investors, LLC             November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin                  CB Capital Investors, LLC             November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert                   CB Capital Investors, LLC             November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green                      CB Capital Investors, LLC            November 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon                  CB Capital Investors, LLC            November 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                        TITLE OF
                                        DERIVATIVE
                                        SECURITIES AND
 NAME AND ADDRESS OF   TITLE AND        TITLE AND         OWNERSHIP FORM:  NATURE OF INDIRECT      DISCLAIMS
  REPORTING PERSON     AMOUNT OF        AMOUNT OF         DIRECT (D) OR    BENEFICIAL OWNERSHIP    PECUNIARY
                       SECURITY         SECURITIES        INDIRECT (I)                             INTEREST
                                        UNDERLYING
                                        DERIVATIVE
                                        SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
John R. Baron          0                0                   I              See Explanatory         No
c/o Chase Capital                                                          Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Christopher  C.        0                0                  I               See Explanatory         No
Behrens                                                                    Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Mitchell J. Blutt      0                0                 I                See Explanatory         No
c/o Chase Capital                                                          Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David S. Britts        0                0                 I               See Explanatory         No
c/o Chase Capital                                                         Note 2 below
Partners
50 California Street
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Arnold L. Chavkin      0                0                 I              See Explanatory         No
c/o Chase Capital                                                        Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
David J. Gilbert       0                0                 I              See Explanatory         Yes
c/o Chase Capital                                                        Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Eric A. Green          0                0                I              See Explanatory         No
c/o Chase Capital                                                       Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY  10020
------------------------------------------------------------------------------------------------------------------------------------
Michael R. Hannon      0               0                I              See Explanatory         No
c/o Chase Capital                                                      Note 3 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

                                      -1-

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF             DESIGNATED                        STATEMENT FOR             ISSUER NAME, TICKER
 REPORTING PERSON               REPORTER (Note 1)                 MONTH/YEAR                OR TRADING SYMBOL

------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann              CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs                 CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell                 CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray              CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor             CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero
c/o Chase Capital              CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal                 CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian            CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart                 CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan               CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker              CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
One Bush Street
12th Floor
San Francisco, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker              CB Capital Investors, LLC            November 2000         TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                       TITLE OF
                                       DERIVATIVE
                                       SECURITIES AND
                                       TITLE AND
 NAME AND ADDRESS OF   TITLE AND       AMOUNT OF         OWNERSHIP FORM:   NATURE OF INDIRECT       DISCLAIMS
  REPORTING PERSON     AMOUNT OF       SECURITIES        DIRECT (D) OR     BENEFICIAL OWNERSHIP     PECUNIARY
                       SECURITY        UNDERLYING        INDIRECT (I)                               INTEREST
                                       DERIVATIVE
                                       SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Donald J. Hofmann       0                 0                   I               See Explanatory          No
c/o Chase Capital                                                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonathan Meggs          0                 0                   I               See Explanatory          Yes
c/o Chase Capital                                                             Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Thomas Mendell          0                0                   I               See Explanatory          Yes
c/o Chase Capital                                                             Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Murray       0                0                  I              See Explanatory          No
c/o Chase Capital                                                          Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
John M.B. O'Connor      0               0                  I                See Explanatory          No
c/o Chase Capital                                                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Robert Rugggiero        0              0                  I                See Explanatory          Yes
c/o Chase Capital                                                          Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Susan L. Segal          0              0                  I                See Explanatory          No
c/o Chase Capital                                                          Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Shahan D. Soghikian     0               0                I                See Explanatory          No
c/o Chase Capital                                                         Note 2 below
Partners
50 California
Street, Suite 2940
San Francisco, CA
94111
------------------------------------------------------------------------------------------------------------------------------------
Lindsay Stuart          0               0                I                 See Explanatory          No
c/o Chase Capital                                                          Note 2 below
Partners
125 London Wall
London EC2Y 5AJ,
United Kingdom
------------------------------------------------------------------------------------------------------------------------------------
Patrick Sullivan        0               0                I                  See Explanatory          Yes
c/o Chase Capital                                                           Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Charles R. Walker      0                0                I                  See Explanatory          Yes
c/o Chase Capital                                                           Note 2 below
Partners
One Bush Street
12th Floor
San Franciso, CA 94104
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey C. Walker       0               0                 I                  See Explanatory          No
c/o Chase Capital                                                            Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF              DESIGNATED                      STATEMENT            ISSUER NAME, TICKER
 REPORTING PERSON                REPORTER (Note 1)               FOR MONTH/YEAR       OR TRADING SYMBOL

------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh                 CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters                CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker                 CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric Wilkinson                  CB Capital Investors, LLC        November 2000        TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European                     CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
Principals, LLC
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC
c/o Chase Capital                CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                    CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
Corporation
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan              CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
Corporation
270 Park Avenue
35th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital                    CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CB Capital Investors, Inc.       CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan Bank         CB Capital Investors, LLC        November 2000       TeleCorp PCS, Inc.  ("TLCP")
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                           TITLE OF
                                           DERIVATIVE
                                           SECURITIES AND
                                           TITLE AND
 NAME AND ADDRESS OF   TITLE AND           AMOUNT OF        OWNERSHIP FORM:   NATURE OF INDIRECT     DISCLAIMS
  REPORTING PERSON     AMOUNT OF           SECURITIES       DIRECT (D) OR     BENEFICIAL OWNERSHIP   PECUNIARY
                       SECURITY            UNDERLYING       INDIRECT (I)                             INTEREST
                                           DERIVATIVE
                                           SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
Timothy J. Walsh       0                    0                  I               See Explanatory          No
c/o Chase Capital                                                              Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Richard D. Waters      0                   0                    I              See Explanatory          Yes
c/o Chase Capital                                                              Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Damion E. Wicker       0                    0                   I              See Explanatory          No
c/o Chase Capital                                                              Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Eric Wilkinson         0                    0                   I              See Explanatory         Yes
c/o Chase Capital                                                              Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP European           0                    0                   I              See Explanatory          No
Principals, LLC                                                                Note 2 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CCP Principals, LLC    0                    0                   I              See Explanatory          No
c/o Chase Capital                                                              Note 2 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital          0                    0                    I             See Explanatory          No
Corporation                                                                    Note 4 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan    0                   0                     I             See Explanatory          No
Corporation                                                                    Note 5 below
270 Park Avenue
35th Floor
New York, NY 10017
------------------------------------------------------------------------------------------------------------------------------------
Chase Capital          0                  0                      I             See Explanatory          No
Partners                                                                       Note 6 below
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
CB Capital Investors   0                  0                     I              See Explanatory          No
Inc.                                                                           Note 7 below
c/o Chase Capital
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
The Chase Manhattan   0                   0                    I               See Explanatory          No
Bank                                                                           Note 8 below
270 Park Avenue
35th Floor
New York, NY  10017
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

NAME AND ADDRESS OF                DESIGNATED                          STATEMENT FOR       ISSUER NAME, TICKER
 REPORTING PERSON                  REPORTER(Note 1)                    MONTH/YEAR          OR TRADING SYMBOL


------------------------------------------------------------------------------------------------------------------------------------
David L. Ferguson                  CB Capital Investors, LLC             November 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene                   CB Capital Investors, LLC             November 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Flatiron
Partners
257 Park Avenue
South 40th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand                  CB Capital Investors, LLC             November 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann                    CB Capital Investors, LLC             November 2000     TeleCorp PCS, Inc.  ("TLCP")
c/o Chase Capital
Partners
1221 Avenue of the Americas
40th Floor
New York, NY 10020
-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                        TITLE OF
                                        DERIVATIVE
                                        SECURITIES AND
                                        TITLE AND
 NAME AND ADDRESS OF   TITLE AND        AMOUNT OF        OWNERSHIP FORM:   NATURE OF INDIRECT       DISCLAIMS
  REPORTING PERSON     AMOUNT OF        SECURITIES       DIRECT (D) OR     BENEFICIAL OWNERSHIP     PECUNIARY
                       SECURITY         UNDERLYING       INDIRECT (I)                               INTEREST
                                        DERIVATIVE
                                        SECURITIES
------------------------------------------------------------------------------------------------------------------------------------
David L. Ferguson       0               0                  I                  See Explanatory        No
c/o Chase Capital                                                             Note 9 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
I. Robert Greene        0                0               I                  See Explanatory        No
c/o Flatiron                                                                Note 10 below
Partners
257 Park Avenue
South 40th Floor
New York, NY 10010
------------------------------------------------------------------------------------------------------------------------------------
Brian J. Richmand       0                0              I                   See Explanatory        No
c/o Chase Capital                                                           Note 11 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------
Jonas Steinmann         0                0              I                     See Explanatory        No
c/o Chase Capital                                                             Note 12 below
Partners
1221 Avenue of the
Americas
40th Floor
New York, NY 10020
------------------------------------------------------------------------------------------------------------------------------------


Explanatory Note:

1) The Designated Reporter is executing this report on behalf of all reporting persons, each of whom has authorized it to do so.

2) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the non-managing member of
CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with CB Capital Investors, Inc., the managing member of
CBCI, LLC.   The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

3) The reporting person is a director of the Issuer. The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is a partner of Chase Capital Partners ("CCP"), which is the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with CB Capital
Investors, Inc., the managing member of CBCI, LLC.   The actual pro rata portion
of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

4) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is a general partner of CCP (the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with its managing member) and of two of the other general partners of CCP. The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

5) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is (i) the sole stockholder of Chase Capital Corporation, which is a general partner of CCP, the non-managing member of CBCI, LLC and manager, by delegation of CBCI, LLC, pursuant to an advisory agreement with its managing member, and (ii) the sole stockholder of The Chase Manhattan Bank, the sole stockholder of CB Capital Investors, Inc. (the managing member of CBCI, LLC). The actual pro rata portion of such beneficial ownership that may be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

6) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC pursuant to an advisory agreement with the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CCP and CBCI, LLC.

7) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because the reporting person is the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

8) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because it is the sole stockholder of the managing member of CBCI, LLC. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting of interests within CBCI, LLC.

9) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC, until June 1, 1997. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

10) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation, of CBCI, LLC, until May 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

11) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until December 31, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.

12) The amounts shown in Tables I and II represent the beneficial ownership of the Issuer's equity securities by CBCI, LLC, a portion of which may be deemed attributable to the reporting person because he was a general partner of CCP, the non-managing member of CBCI, LLC and the manager, by delegation of CBCI, LLC, until July 1, 1999. The actual pro rata portion of such beneficial ownership that may be deemed to be attributable to the reporting person is not readily determinable because it is subject to several variables, including the internal rate of return and vesting within CCP and CBCI, LLC.